Exhibit 99.1
Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

BLUE GEM ENTERPRISE

GEOLOGICAL EVALUATION REPORT

on the

GOLDEN PRINCE LODE MINING CLAIM

Sunset Mining District

Clark County

Nevada, U.S.A.

Vancouver, B.C. Canada		Laurence Sookochoff, P. Eng.
Sookochoff Consultants Inc.
December 16, 2007		page 1 of 10

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

Table of Contents
Page

Introduction	3.
Summary	3.
Property Description, Location & Access	3.
Physiography, Climate, Vegetation & Water	4.
History	4.
Regional Geology	5.
Property Geology	6.
Regional Mineralization	7.
Local Mineralization	7.
Property Mineralization	7.
Conclusions & Recommendations	8.
Recommended Exploration Program & Estimated Cost	8.
Selected References	9.
Certificate	10.

Illustrations

Figure 1.	Location Map	following page 3.
Figure 2.	Claim Location	following page 3.
Figure 3	Topography	following page 4.
Figure 4	Notice of Location of Mining Claim	following page 5.
Figure 5.	Notice of Mining Location	following page 6.
Figure 6.	Regional Geology	following page 7.

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

INTRODUCTION

At the request of officials of Blue Gem Enterprise with an address of 1802 N Carson Street, Suite 212, Carson, Nevada, the writer prepared this geological evaluation report on the Golden Prince Lode Mining Claim (Golden Prince Lode Claim) for the purpose of recommending an exploration program for the exploration and development of the Golden Prince Lode Claim ground with a view to establish sufficient mineral reserves on which to base a productive economic operation.

Information for this report was obtained from sources as cited under Selected References and from personal reports the writer has written on mineral properties in the specific area.

SUMMARY

The Golden Prince Lode Claim, comprised of one located claim with an area of 20 acres, is located in the Sunset Mining District within the southwestern corner of the State of Nevada, U.S.A. The Sunset District is just south of the Yellow Pine (Goodsprings) District which region is known for its historic production of lead, zinc, silver and gold and ranks second only to Tonopah in total Nevada lead and zinc production.

Production from mines of the Sunset District was only from the Lucy Grey mine, located within one mile of the Golden Prince Lode Claim, where mineralization is reported as gold, silver, lead, and zinc within a breccia pipe in Precambrian gneiss. The minerals are concentrated in secondary fractures which cut the quartz veins.

The Golden Prince Lode Claim is indicated to be underlain in part by basement Precambrian rocks overlain by the Cambrian to Devonian (?) Goodsprings dolomite. The mineralization on the Golden Prince Lode Claim is not known, however, the indicated prospect pits within the Claim may have explored mineralization gold, silver, lead, and copper hosted by fractures within a breccia pipe of the Precambrian gneiss as at the nearby Lucy Grey mine.

A three phased exploration program of geophysical and geochemical surveys, trenching, sampling, and diamond drilling estimated to cost US$ 76,000.00 is recommended to explore for, and delineate potentially economic mineral zones on the Golden Prince Lode Claim.

PROPERTY DESCRIPTION, LOCATION & ACCESS

The Golden Prince Lode Claim, comprising 20 acres, was located on December 4, 2007 and was filed in the Clark County recorder’s office in Las Vegas on December 5, 2007 as Instrument 20071207-0002342, File 081 Page 0018 in the official records book T200702 12450.

The Golden Prince Lode Claim is located within Township 27S, Range 60E, Section 31, and adjoining Township 28S, Range 60E, Section 6 in the Sunset Mining District of Clark County, Nevada.

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

PROPERTY DESCRIPTION, LOCATION & ACCESS (cont’d)

Access from Las Vegas, Nevada to the Golden Prince Lode Claim is southeastward to Boulder City, thence southward via Highway 95 to Searchlight, thence westward via Highway 164 to Crescent from where a sub-standard road is taken northward to the Golden Prince Lode Claim. The entire distance from Las Vegas to the Golden Prince Lode Claim is approximately 84 miles.

In addition to the State regulations, Federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with Federal regulations, the Golden Prince Lode Claim is in good standing to September 1, 2009. A yearly maintenance fee of $125.00 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year.

PHYSIOGRAPHY, CLIMATE, VEGETATION & WATER

The Golden Prince Lode Claim is situated midway through the approximate 14 mile Lucy Grey Mountain Range, a north-south trending range of mountains with crests reaching elevations up to 2,500 feet. The claim covers the southwesterly facing slopes of a ridge bisected by an east-west trending valley. Topography on the Claim is gentle to moderate with an elevation of 960 feet at the southwestern portion of the Claim near the valley floor to an elevation of 1,170 feet at the northeasternmost boundary.

The Claim area is of a typically desert climate with relatively high temperatures and low precipitation. Vegetation consists mainly of desert shrubs and cactus. Sources of water would be available from valley wells.

HISTORY

The Sunset Mining District was established in 1867 within an area comprised of a group of hills (Lucy Grey Range) of relatively low relief about 16 miles south of Jean, Nevada in the extreme southern part of T. 27S., R. 60E. The Sunset Mining District is south of the Goodsprings Mining District which ranks second only to Tonopah in total Nevada lead and zinc production. In the Sunset Mining District the Lucy Grey mine, the District’s chief and only producing property, did not begin operation until 1905. Total production from the Lucy Grey mine is estimated (Vanderburg, 1937, p.80) at $50,000, principally in gold with lesser amounts of silver, lead, and copper.

There is no recorded production from the ground covered by the Golden Prince Lode Claim, however, inclusive prospect pits indicate the exploration of mineralized zones.

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

REGIONAL GEOLOGY

Geologically, the Sunset district is the southern extension of the Yellow Pine District where the Mountain Ranges consist mainly of Paleozoic sediments which have undergone intense folding accompanied by faulting. A series of Carboniferous sediments consist largely of siliceous limestones and include strata of pure crystalline limestone and dolomite with occasional intercalated beds of fine grained sandstone. These strata have a general west to southwest dip of from 15 to 45 degrees which is occasionally disturbed by local folds. Igneous rocks are scarce and are represented chiefly by quartz-monzonite porphyry dikes and sills. The quartz-monzonite porphyry is intruded into these strata and is of post-Jurassic age, perhaps Tertiary.

Stratigraphy

The sedimentary rocks in the Yellow Pine District range in age from Upper Cambrian to Recent. The Paleozoic section includes the Cambrian Golden Prince King and Nopah Formations, the Devonian Sultan, Mississippian Monte Cristo Limestone, Pennsylvanian/Mississippian Bird Spring Formation and Permian Kaibab Limestone (Carr, 1987).

Permian:

Red beds

Mississippian to Permian:

Bird Spring Formation

Local erosional unconformity

Mississippian:

Monte Cristo Limestone:

Yellowpine Limestone Member Arrowhead Limestone Member Bullion Dolomite
Member Anchor Limestone Member Dawn Limestone Member

Devonian:

Sultan Limestone:

Crystal Pass Limestone Member; Valentine Limestone Member; Ironside Dolomite Member.

Cambrian to Devonian(?):

Goodsprings Dolomite

Precambrian

Schist, gneiss, and coarse-grained igneous rocks

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

Stratigraphy (cont’d)

The Mesozoic section is comprised only of the Triassic Moenkopi and Chinle Formations and an upper Mesozoic unit of uncertain age termed the Lavinia Wash Formation. The Paleozoic rocks are dominantly carbonates while the Mesozoic units are continental clastics. Tertiary rocks include gravels and minor volcanic tuffs.

Only two varieties of intrusive rocks are known in the district. The most abundant is granite porphyry which forms three large sill-like masses (Hewett, 1931). The sills generally lie near major thrust faults and are thought to have been emplaced along breccia zones at the base of the upper plate of the thrust fault. Locally, small dikes of basaltic composition and uncertain age have been encountered in some of the mine workings.

Structure

The region reveals an amazing record of folding, thrust faulting and normal faulting. Folding began in the early Jurassic, resulting in broad flexures in the more massive units and tight folds in the thinly bedded rocks. The thrust faults in the district are part of a belt of thrust faulted rocks, the Foreland Fold and Thrust Belt that stretches from southern Canada to southern California.

Deformation within this belt began in the Jurassic and continued until Cretaceous time. Within the Goodsprings District thrust faulting appears to post-date much of the folding, but despite intensive study the actual age of thrusting continues to be the subject of contentious debate. Three major thrusts have been mapped; from west to east, the Green Monster, Keystone and Contact thrusts.

Of these, the Keystone is the most persistent along strike having been mapped for a distance of over 50 kilometers. The stratigraphic relationships along the Keystone fault are similar to those for all the major thrusts in the area, Cambrian Golden Prince King Formation has been thrust eastward over younger Paleozoic rocks.

Normal faulting has received much less study, despite its close association with many ore deposits in the district. Hewett (1931) suggested normal faulting began in the early Cretaceous and continued through the Tertiary. Albritton, et al (1954) adopted the more recent theory that all normal faulting is related to Basin and Range extension and thus is no older than Miocene. Burchfiel and Davis (1988) also restrict normal faulting to the Tertiary, but concede some of the thrust faults may have been reactivated as low angle normal faults during early Tertiary.

PROPERTY GEOLOGY

The Golden Prince Lode Claim is indicated to be underlain in part by basement Precambrian rocks overlain by the Cambrian to Devonian (?) Goodsprings dolomite.

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

REGIONAL MINERALIZATION Ore Mineralogy and Alteration

In the Goodsprings District proximally north of the Sunset Mining District, the ore deposits can at best be characterized as enigmatic. They appear to fall into two distinct types, which may or may not be related, gold-copper deposits and lead-zinc deposits. Gold-copper deposits are clearly related to sill-like masses of granite porphyry. All existing mines worked the contact between the intrusive and surrounding sedimentary rocks. Gold occurred in both the intrusive and the carbonate wall rocks. It appears any carbonate unit was a suitable host.

The lead-zinc deposits are often distant from intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults. Unlike the gold deposits, the productive lead-zinc deposits are restricted to the Monte Cristo Formation.

Mineralogy of gold-copper deposits consists of native gold (often visible!), pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. Lead-zinc deposits are comprised of hydrozincite, calamine, smithsonite, cerrusite, anglesite, galena and iron oxides. The rather unusual mineralogy of the district is due to the great depth of surface oxidation, exceeding 600 feet.

Ore Mineralogy and Alteration

Typical sulfides such as chalcopyrite, sphalerite and pyrite have been partially or completely altered to more stable hydrated carbonates and sulfates. Only the highly insoluble lead sulfide, galena has successfully resisted surface oxidation.

Primary alteration is difficult to characterize due to the supergene overprint, but again appears to differ for gold-copper deposits and lead-zinc deposits. Gold-copper ores have been extensively sericitized and kaolinized, altering the host pluton to a rock that can be mined through simple excavation with little or no blasting. The rock is so thoroughly altered it decrepitates on exposure to the atmosphere. On the other hand, lead-zinc deposits appear to be characterized by dolomitization and minor silicification.

LOCAL MINERALIZATION

Mineralization at the Lucy Grey mine is reported as gold, silver, lead, and zinc within a breccia pipe in Precambrian gneiss. The minerals are concentrated in secondary fractures which cut the quartz veins.

PROPERTY MINERALIZATION

The mineralization on the Golden Prince Lode Claim is not known, however, the indicated prospect pits within the Claim may have explored mineralization gold, silver, lead, and copper hosted by fractures within a breccia pipe of the Precambrian gneiss as at the nearby Lucy Grey mine.

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

CONCLUSIONS AND RECOMMENDATIONS

The Golden Prince Lode Claim covers some prospect pits on indicated mineral zones hosting potentially economic mineralization. These mineral zones may be comparable to the mineral zone at the nearby Lucy Grey mine where historic production is reported. As the mineralization, the nature of neither the mineralization nor the controlling structures to the mineralization have been defined, the indicated mineralized zones of the Golden Prince Lode Claim should be explored for potentially economical mineral zones.

It is recommended that Blue Gem Enterprise complete a three phased exploration program on the Golden Prince Lode Claim. Phase I would consist of VLF-EM and magnetometer surveys along the extensions of the known mineral zones to determine the potential structural controls to the known mineral zones. Phase II would consist of localized soil surveys, trenching, and sampling over the indicated extensions of the mineral zones. Phase III would consist of test diamond drilling of the prime indicated mineral zones.

RECOMMENDED EXPLORATION PROGRAM & ESTIMATED COST

Phase I

VLF-EM and magnetometer surveys		$6,000.00
Phase II

Localized soil surveys, trenching and sampling over known and indicated mineralized zones		10,000.00

Phase III

Test diamond drilling		70,000.00

Total Estimated Cost	$	US 76,000.00

Phase I of the recommended exploration program is estimated to take two weeks to complete.

Respectfully submitted
Sookochoff Consultants Inc.

Laurence Sookochoff, P.Eng.

Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

SELECTED REFERENCES

Hewitt, D.F. - Geology and Ore Deposits of the Goodsprings Quadrangle, Nevada, Professional Paper 162, U.S. Department of the Interior, Geological Survey.

Longwell, C.R. et al – Geology and Mineral Deposits of Clark County, Nevada. Nevada Bureau of Mines and Geology. Bulletin 62. 1965.

Lincoln, F.C. - Mining Districts and Mineral Resources of Nevada, 1982. Minobras Mining Services - Gold Guidebook for Nevada and Utah, 1982. Nevada Bureau of Mines - Mineral Nevada, Bulletin 65, 1964.

Sookochoff, L. - Geological Evaluation Report on the Whale Claim Group Sunset Mining District, Clark County Nevada, for G.H.Z. Resource Corporation. . July 25, 1991.

Sookochoff, L. - Geological Evaluation Report on the Christmas No 1 Lode Claim, Sunset Mining District, Clark County Nevada, for Sidewinder Explorations Inc. June 13, 2007.

Stewart, J.H. - Geology of Nevada, Nevada Bureau of Mines and Geology, Special Publication 4, 1980.

U.S. Department of the Interior, Geological Survey. Shenandoah Peak Quadrangle, 15 Minute Series (Topographic).

U.S Department of the Interior, Geological Survey Goodsprings Quadrangle, 15 Minute Series (Topographic).

U.S. Geological Survey – Goodsprings, Nevada. Provisional Edition 1989.

Vanderburg, W.O. – Mines of Clark County. U.S. Bureau of Mines Information Circular 6964 (Reissue) Published by Stanley W. Paher. 1989.

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Blue Gem Enterprise
Geological Evaluation Report
Golden Prince Lode Mining Claim

CERTIFICATE

I, Laurence Sookochoff, of the City of Vancouver, in the Province of British Columbia, do hereby certify:

That I am a Consulting Geologist and principal of Sookochoff Consultants Inc. with an address at 120 125A-1030 Denman Street, Vancouver, BC V6G 2M6.

I, Laurence Sookochoff, further certify that:

1)	I am a graduate of the University of British Columbia (1966) and hold a B.Sc. degree in Geology.

2)	I have been practicing my profession for the past forty-one years.

3)	I am registered and in good standing with the Association of Professional Engineers and Geoscientists of British Columbia.

4)	The information for this report is based on information as itemized in the Selected Reference section of this report.

5)	I do not have any direct or indirect interest in the Golden Prince Lode Claim nor in the securities of Blue Gem Enterprise.

Laurence Sookochoff, P. Eng.

Vancouver, BC Canada